Exhibit 99.2

Transcript of
Professional Diversity Network
IPDN Fourth Quarter 2015 Financial Results Conference Call
March 30, 2016

Participants
Jim Kirsch – CEO and Chairman
Star Jones – President
David Mecklenburger – CFO

Analysts
Andrew D’Silva

Presentation

Operator
Greetings, and welcome to the Professional Diversity Network's Fourth Quarter 2015 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A question-and-answer session will follow the formal presentation.  (Operator instructions.)  As a reminder, this conference is being recorded.

I'd like to remind listeners that during the call, certain information presented contains forward-looking statements. These statements are based on management's current expectations and are subject to risks, uncertainties and assumptions, potential risks and uncertainties that could cause the company's business and financial results to differ materially from these forward-looking statements are described in the company's periodic reports filed with the SEC from time-to-time.  All information discussed on this call is as of today, March 30, 2016, and Professional Diversity Network does not intend and undertakes no duty to update future events or circumstances.

It is now my pleasure to introduce your host, Jim Kirsch, CEO.  Thank you, Mr. Kirsch. You may begin.

Jim Kirsch – CEO and Chairman
Good afternoon and thank you for joining us.  This is Jim Kirsch, CEO and Chairman of Professional Diversity Network.  Due to business opportunities relating to our activities, I am leading our call today from New York City.  Joining me remotely are Star Jones, our President; David Mecklenburger, our CFO; and Chris Wesser, our Corporate Secretary.

I would like to take this opportunity to thank everyone for joining us today.  We started the call five minutes late in order to allow people who were dialing in to hear the full entirety of the call, so thank you for joining us.

On that note, I would like to begin by saying we did a lot of heavy lifting in 2015.  As a company, we actively engaged in building a business that is capable of addressing a very significant market opportunity in professional networking for women, veterans, individuals with disabilities, Hispanics, African-Americans, Asians, and the gay community.  The company receives revenue from our members who subscribe to premium membership services, from our employers who desire to recruit from our registered users and their extended network, and from our partners who desire to access our network to offer their career enhancing services.  We integrated the National Association of Professional Women, Professional Diversity Network, and Noble Voice businesses to better serve our users, our clients, and to leverage the combined assets to realize their efficiencies.

During the previous fiscal year, the acquisitions drove significant improvement in our revenues, gross profit margins, and registered user growth.  However, we failed to achieve what remains our near-term goal, profitability. Over the course of 2015 revenue increased, margins increased, and expenses decreased.  We reduced the annual run rate of operating expenses from $13.2 million in the first quarter to $11.2 million in the fourth quarter, exclusive of impairment expenses.  Our revenue increased from $11.6 million in 2014 to $38.6 million in 2015.  We accomplished this with a comparable increase in our gross margin from 81.5% to 85.6% over the same timeframe.  These results directly benefited our cash flow and cut the deficit in cash flow from operations by $2.6 million from 2014 to 2015.

In the fourth quarter our adjusted EBITDA deficit was approximately $2 million.  This was below our forecast but included about $850,000 of expenses related to our office closures that effectively increased the overall deficit in the quarter.  Since we purchased Noble Voice and NAPW, we have invested in consolidating five facilities into two.  In the short-term those consolidations were costly; however, in the long-term it saves us money and enables us to manage our team more effectively.

Our diversity recruitment products and services performed well and our membership renewal revenue was ahead of our plan.  However, we experienced below plan revenue on new membership sales.  The good news here is that we're getting back on-track as we focus on becoming a profitable business.  As a result, we have reduced the cash used in the fourth quarter.  In fact, we cut our EBITDA deficit materially in January of 2016 and cut the deficit even further in February.  While we did not achieve all of our internal goals in 2015, we have made significant progress and invested in our company for the long-term.  We are positioned to return to growth and to continue our drive toward profitability.

We did take some big steps forward in 2015.  For example, we finished the fourth quarter of 2014 with 3.5 million registered users across all of our online platforms.  This past year we more than doubled our registered users as we ended up with 7.5 million users, growing our user database by 114%.  We also expect to continue to post strong growth in registered users in 2016.

Our user base and its respective growth are important to the long-term profitability for the following reasons.  Our registered users are the assets that our recruitment clients pay for, more users equates to more value to our business partners.  Our online networks are built to facilitate viral growth; as we hit a critical mass of registered users, we are able to get closer to organic viral growth stimulated by parallel conversations between members.  Simply said, we are working to encourage existing users and members to invite and help us register new users, which is an important part of our growth strategy.

Finally, as the leading entity in professional networking for multiple affinities, we are partially defined by our registered users and their diverse communities.  Each new member has the potential to create new opportunities for us to drive professional success for that individual and generate new revenue for our company.  To be clear, growth is a priority in 2016 and today we have three very exciting developments to share with you.

We recently entered into a $5 million credit facility with the private equity fund, White Winston, to provide us with the working capital needed to support our growth and move forward with our strategic plans.  We will be consolidating a competitor of one of our divisions, called myFootpath, to grow our recruiting business in April of 2016.  We project that this business operation absorption will be immediately accretive and add experienced revenue generating advisors, and the opportunity to assume significant client relationships and an exclusive license to their trade name.  There was no cash or equity delivered by PDN into this relationship.  We are hiring the employees we need to grow our company assuming favorable client sales agreements, and the consideration is limited to their potential of an earn-out of 20% of the net income attributable to the absorbed assets only over the next twelve months.

Since the additional staff can be housed in our existing facilities and managed by our existing team, we are able to be very efficient in converting new revenue into profitable business.  As a priority for 2016, it is also to increase growth through new membership acquisition, increased membership retention, and further adoption of companies using our diversity recruitment services.  Star Jones and our team at NAPW are keenly focused on the delivery of membership value, as well as ensuring a worthwhile experience for the members.

In 2015 we achieved favorable results in retaining existing members, which is very exciting.  Star will be speaking to this during her portion of the call.  Importantly, small increases in both of those areas will drive noticeable benefits to our financial results.  It doesn't seem like a stretch of an imagination to assume that if we continue to add value through content and engagement we can get retention rates at or above 50%.

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Another way to drive growth is through new channels.  Last year we mentioned the ManpowerGroup was selling a white-labeled solution to incorporate our diversity recruitment products and services.  That relationship continues to develop and we expect it to generate meaningful revenue in 2016.

One of the other ways to grow revenue is through new products.  Those of you who follow the company will recall that in 2015 we undertook to create and launch a new product that directly aligns recruiters with qualified diverse applicant pools.  We call this our Hired product.  We completed a very significant technology lift in the fourth quarter of 2015 and subsequently we launched the higher product, a new cloud-based solution for recruiters to access qualified candidates through our network.  These candidates will have gone through a specific vetting process on our platform before we deliver them to our partners via our web-based recruiter dashboard.  We charge anywhere from $495 to $1,995 per month depending on the level of access and services we provide.

In early 2016 we soft-launched this new subscription-based diversity recruitment license with the goal of selling 8 licenses in the first month and 12 in the second month.  This product has significantly exceeded our expectations and we have sold over 80 licenses today.  We have also signed up our first national reseller, Sixal [ph], who will help us accelerate growth with new recruiters seeking to hire diverse candidates.

Given the terrific reception that we've gotten for this product, we've raised our expectations for this business and hope to get to 500 active diversity recruitment subscribers within 12 months, which will have a material positive impact on our profitability.  Moreover, we will be testing a new marketing channel for the subscription product in April including national cable TV, which highlights the benefits of our diversity recruitment featuring our President, Star Jones.

At this time, I'd like to turn it over to Star Jones to speak more about this and the rest of our business.  Star?

Star Jones – President
Thank you, Jim.  Diversity is indeed a hot topic.  Last quarter, we talked about Xerox and the Wilson Rule, and now Jim just mentioned how our new Hired product has been licensed by about 70 companies.  The Hired product underscores how our individual business units are coming together as an integrated whole company that is dedicated to diversity and inclusiveness via vibrant and purposeful networking.  It really leverages all of our assets from NAPW, TVN and Noble Voice, and it is a good example of the heavy lifting that we did in 2015.  We're doing this to make connections between people who enjoy a sense of belonging and a community that involves our members online and within networking.

In an online sense, we have a number of resources for PDN and NAPW.  We have career and education resources for both of those entities offered in our free membership model.  In our premium NAPW membership model, we offer ways for people to connect socially and professionally, and we have fostered an environment built on supporting our members and in turn, them supporting each other.  We've developed a core competency in these areas and our members continue to enjoy the more than 50 benefits and services that are offered in the areas of in-person networking, online networking, continuing education, career services and resources, promotion [indiscernible], and sales and partner discounts.

It's also important to mention that 2015 was an amazing year of growth for NAPW.  Our membership rolls grew to more than 850,000 members.  We hosted, planned and executed over 1,100 local chapter events.  We added 18 corporate sponsors and with NAPW and local chapters’ help, we raised tens of thousands of dollars for the non-profit arm of our company, the NAPW Foundation.

We've seen more member engagement at our 200 plus operating local chapters, plus the virtual e-chapter we launched six months ago has been a tremendous success and I must say my pride and joy.  In fact, we have received over 14,000 members in the e-chapter and we're continuing to grow.  In a short amount of time it has become the largest chapter in NAPW history.  Our bi-weekly e-chapter meetings have had over 4,500 active participants in less than six months. So it’s attendees connecting to the NAPW from the desktop, laptop, tablet and mobile devices.

Millions of members interface with our online community but it's important for us and them to go a bit further.  Since our community extends [ph] to realized involvement, there is always a potential for greater engagement.  Jim mentioned that we plan to increase the retention rate of subscribers and a good way to do this is to engage people in real life.  If we facilitate real life connections between people who have—as I like to say, [indiscernible] community among the diverse groups that we have, if we can help our members with education and career placement, we will play a role in people’s lives in the same way that other community groups do with their members.  We will do good, and we will make money.

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One of the things we're planning to do to engage with companies on the PDN recruitment side of the business is to launch a new advertising campaign on cable television.  I taped the commercial this week, and in April 2016 we will be hitting the airwaves with a national diversity recruitment campaign.  We're very excited about this campaign because employment among diverse groups runs below the national average, in many cases, and this gives us a new way to help our members and promote our business.

Our cable TV campaign is designed to be a direct response program where I will be marketing the [indiscernible] hired concept.  It's primarily a B2B message, where we're striving to build awareness among companies of the need to attract a diverse workforce.  In addition, we will advise companies a route to engage with diversity candidates through the Hired product that Jim just discussed.  We can plug these companies into our membership and drive value in ways that we might not have otherwise been able to reach.

I'm looking forward to launching this television campaign, and I would encourage everyone to tune in and help us spread the word about the importance and value of fostering a diverse workforce.

On that note, I'll turn the call over to David Mecklenburger, our CFO to discuss the financials.  Thank you everyone.  David?

David Mecklenburger – CFO
Thank you, Star.  This is David Mecklenburger.  I'm going to comment on few of the financial highlights and then we'll open up the floor for questions.

Our fourth quarter revenue was $8.2 million, that was up 4.8% versus the corresponding year previous quarter.  Our gross margin was 88.6% in the fourth quarter of 2015; it's been running in the mid 80’s since the beginning of 2015 when we began operating as a combined company.  We reported a GAAP net loss of $3.8 million in the fourth quarter; this compares to a GAAP net loss of $2 million in the fourth quarter of 2014.  However, due to the change in treatment of deferred taxes, our income tax expense in the fourth quarter of 2014 was $400,000 compared to an income tax benefit of $1.9 million in the fourth quarter of 2014.

For the year 2015, we reported revenue of $38.6 million.  This was up 232% over the year 2014.  Our gross margin was 85.6% in 2015 compared to 81.5% in 2014.  And our net losses were $35.8 million and $3.7 million in 2015 and 2014 respectively.  The high gross margin is especially important as it provides significant operating leverage to drive future profitability from top line growth.

Adjusted EBITDA is a non-GAAP financial measure that we feel helps in interpreting our financial results by excluding non-cash items.  Our adjusted EBITDA deficit in the fourth quarter was $2 million after excluding $1.8 million of adjustments.  It's a bit lower than in the third quarter but includes about $850,000 of GAAP required accrued expenses related to the closing of NAPW office facilities.  As Jim mentioned, adjusted EBITDA bounces around a bit but we genuinely feel like we've got the business to a point where a slightly higher revenue run rate should get us to neutrality or even positive adjusted EBITDA that is driven by our high gross margins.

As you may know, we've spent a lot of our time bringing the costs in line with revenue and I would like to reiterate that we are very close to adjusted EBITDA breakeven in the month of February.

Before we move on to the Q&A portion, I'd like to return the floor to Jim Kirsch.  Thank you.

Jim Kirsch – CEO and Chairman
Thank you, David.  I appreciate it and thank all of you for attending today's call.  Please note as always, our executive team is available to speak to you, our investors, for one-on-one conversations during the course of this week and the following week.

Operator, I'll turn it over to you now for questions.

Operator
Thank you.  (Operator instructions.)  Our first question comes from the line of Andrew D'Silva.  Please proceed with your question.

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Q: Hi, good afternoon, just a couple of quick questions.  First off, you mentioned that you accrued expenses related to the closing of NAPW offices.  Was there any other one-time charges also on the quarter, severance costs, or anything like that will be in the first quarter?

Jim Kirsch – CEO and Chairman
I'll take that, Andrew.  We did have some severance costs also related to closing those offices.  I believe it was roughly $100,000 and we also had a goodwill impairment charge in the fourth quarter of about $795,000.

Q: Okay.  So give or take, $1.5 million of expenses shouldn't really be viewed as carrying over into the first quarter in a steady state scenario?

Jim Kirsch – CEO and Chairman
Correct.

Q: Okay. And then, just for clarification, the cost of myFootpath, the company that you're acquiring is just 20% of net income they bring in to you guys for the first twelve months, so it's really just an employment cost deal and there is no real acquisition cost to the business. Is that correct?

Jim Kirsch – CEO and Chairman
That's correct.

Q: Okay. And then as far as Noble Voice segment goes, obviously pretty tumultuous last few years for for-profit education.  Can you give any insight on how legacy relationships are doing there and their need for your service at this point?

Jim Kirsch – CEO and Chairman
Sure, the lead generation business is performing according to plan.  We see demand to be relatively firm.  We haven't seen a slippage in demand over the past few months.  So on the demand side, I think we're doing well; we're looking to grow that business.  In order to grow that business the governor on growth is hiring additional advisors.  So that's why the myFootPath opportunity was something we wanted to pursue.  It was a way of us, number one, growing our advisors which helps us grow our revenue within the current cost structure because it's geographically friendly for the advisors to switch over to us.

The other thing is, they have a number of direct relationships with universities that have very good client relationships in terms of economic performance that we have the ability to go out and assume.  So it helps, it potentially helps us on the economics in terms of our yield per lead, as well as additional trained advisors who can hit the ground running day one.

Q: Okay.  Thank you for clarity on that and this is the last question, now there has been about half a year since the launch of the new CRM, the website, the e-chapter.  Have you seen benefits that you can really quantify and leads to that so we can have a proxy to chart your progress going forward to see how things are going against what you're expecting?

Jim Kirsch – CEO and Chairman
Right.  The integrated assets are, as we said in the past, very complementary.  We're seeing that the technology that we've built to unify these three pockets of data, that being the NAPW database, the Professional Diversity Network database, and the Noble Voice database, is accessible through multiple forms including SMS text.  We're converting at about a 25% in terms of text adoption to application completion, which has really been the core, the strength of the PDN licensed product.  It puts us in a position with outstanding efficacy and the ability to bring value by leveraging these assets that we've put together.

So we are seeing material lift, especially in the first quarter as it relates to the unification and combination of these assets.

Q: Thanks for the color.  And good luck on forward this year.

Jim Kirsch – CEO and Chairman
Thank you.

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Operator
There are no questions in the queue at this time. I'd like to turn the call over to management for closing comments.

Jim Kirsch – CEO and Chairman
Thank you, operator.  Once again, in closing we thank you for participating in the call today.  We're excited about the progress that we've made.  Obviously, it's the end of the first quarter so we've got some good optics into how we're performing in the first quarter.  We want to reiterate we've seen a material improvement in the first quarter and we look to accelerating that into the forthcoming balance of the year.

Thank you for listening in to our call today, and we look forward to having one-on-one discussions with you in the coming days.  Have a good day, everybody.  Thank you.

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